Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
First Quarter 2016 Financial Teleconference
May 2, 2016, 1:30 p.m. (PDT)

Ted Craver, Chairman and Chief Executive Officer, Edison International
Our first quarter core earnings were 82 cents per share, 8 cents per share lower than last year’s first quarter. Most of this decline was due to timing differences at SCE during 2015, which were caused by the delay in receiving the 2015-2017 General Rate Case. The underlying earnings in the first quarter of 2016 are consistent with the profile we expect for the year. Therefore, today we are reaffirming our core earnings guidance for 2016 of $3.81 to $4.01 per share. Jim will elaborate on all of this in his remarks.
I will focus most of my comments today on SCE’s long-term growth potential. This is particularly relevant as we prepare for our 2018-2020 General Rate Case filing in September, and as the dialogue continues before the CPUC on the Distribution Resources Plan and related proceedings.
We believe that there is good visibility to long-term sustained investment of at least $4 billion annually. This should in turn yield rate base growth of approximately $2 billion a year. We have confidence in these levels of investment for several complementary reasons. First, our strategy is very much aligned with California’s goals of creating a low carbon economy and providing customers with energy technology choices. Second, we see several different infrastructure areas that require years of continued investment, all of which can be expanded further from today’s levels and can be flexibly substituted for each other. Third, we have been steadily improving our ability to control overheads and fuel and purchased power costs in order to keep customer rate increases low, even with higher capital expenditures. And finally, as our rate base continues to grow, higher levels of investment can be more easily digested without stressing equity levels or our ability to execute the work. I will expand on each of these points further.
As we look at the potential investments on the horizon, they support—and are supported by—several critical public policy initiatives. The overarching policy support comes from

Exhibit 99.2

California’s desire to create a vibrant, low-carbon economy. This is not solely a goal of policy makers, but rooted in strong public support across income and ethnic divides. It is well understood that the State’s low carbon goals cannot be met without substantially greater electrification of stationary and mobile sources of energy use. Decarbonization is supported by California’s existing carbon cap-and-trade system, which does not rely on U.S. EPA’s new carbon rules to be implemented. There is also strong support for clean energy technology development in the State, driven in part by the importance of Silicon Valley to the State’s economy and its political influence. Importantly, Edison supplies the critical electric infrastructure investment needed to meet the State’s low carbon goals and facilitate customer choice of new clean-energy technologies.
Let me discuss the areas of infrastructure investment needed to meet the goals of providing safe, reliable and low-emitting power to our customers. Starting with the basics, reliability of the core electric infrastructure requires routine replacement of aging poles, transformers, underground cable, and so on. Our system grew rapidly after World War II through the 1970s. Therefore, many components are reaching their mean time to failure and must be replaced. SCE’s infrastructure replacement program alone represents more than half of our total distribution system capital expenditures. To give you an idea of the size of this task, each year we replace on average 24,000 distribution poles, 4,000 transmission poles, 500 miles of underground cable, and 225 substation circuit breakers.
Complementing basic infrastructure replacement is the need to adapt our power grid to changing customer needs and to new technologies. This evolution to a technologically advanced electric delivery system was outlined in the Distribution Resources Plan, or DRP, that SCE filed last summer. Many of these potential investments are incremental to the investments that make up our current $4 billion annual capex. This vision for modernizing the grid will be an important principle as SCE develops its upcoming General Rate Case filing.
The CPUC’s regulatory proceedings on distributed energy resources are still in the early stages. Initial insights from the proceeding appear to endorse some of the approaches we recommended in our DRP filing, while suggesting different approaches in other areas. SCE’s General Rate Case filing will be made well before the CPUC has made its full recommendations in the DRP and related proceedings. As a result, SCE will be making its best judgements on the

Exhibit 99.2

scope and approach to grid modernization in its GRC filing. During the General Rate Case proceeding, SCE’s views will be synchronized with those of other stakeholders, informed by the discussions taking place in the CPUC’s broader Distribution Resources Plan proceedings.
The GRC will be the cornerstone proceeding for determining SCE’s distribution system investment program. However, there are several complementary initiatives that represent additional investment in the power grid of the future, and that are not part of the current $4 billion annual capex. The first is electric vehicle charging.
Last month, the CPUC officially authorized SCE to commence spending under the Charge Ready pilot program they previously approved. The pilot covers the first 1,500 stations of an eventual plan for 30,000 charging systems. The total program is estimated to provide roughly one-third of the charging infrastructure needed in SCE’s service territory for autos and light-duty vehicles at multi-family dwellings and public locations. While the rate base opportunity for the full program is approximately $225 million over several years, it is possible that the CPUC will consider higher levels of utility investment in charging infrastructure.
Longer-term we think it is likely that additional opportunities for vehicle charging and other infrastructure may result from the transportation electrification initiative included in Senate Bill 350 signed into law last year. The bill is better known for establishing the mandate for electric utilities to deliver 50% of their customer load from renewable resources by 2030. But, it also expanded the potential scope and scale of transportation electrification, which could support investments beyond SCE’s current Charge Ready light-duty vehicle initiative.
The objective is to support California meeting its long-term carbon reduction targets and federal Clean Air Act standards. The electric sector in California, especially the three investor owned utilities, has become very low carbon emitting, while the transportation sector has not. The result is that today nearly 40% of total carbon emissions in the State comes from the transportation sector, compared to less than 20% from the electric sector.
As part of the implementation of SB 350, this fall the CPUC is expected to order investor-owned electric power companies to submit proposals for investments and programs that will accelerate widespread adoption of transportation electrification. This would include potentially higher levels of light-duty vehicle charging infrastructure than SCE’s current target of

Exhibit 99.2

providing 30,000 chargers. It could also include charging infrastructure for medium- and heavy-duty vehicles such as electric buses, trucks and tractors, which are especially important in meeting increasingly stringent air quality requirements in the LA Basin. These early concepts were part of the agenda at a CPUC workshop in San Francisco last Friday, hosted by Assigned Commissioner Peterman.
Another potential investment class not included in our current $4 billion annual capex is the CPUC’s energy storage initiative. SCE has the opportunity to build half of its required 580 megawatts of energy storage and place it in its rate base by 2024. We have yet to attempt to estimate the potential capital spending, rate base or timing of this investment. However, storage is a mandated program and could be significant. The DRP process may spell out a greater role for storage solutions located in the distribution system as the economics improve and the carbon-reduction attributes of storage relative to gas-fired generation become more apparent.
Transmission investments remain an important complement to SCE’s distribution system investment program, though the planning process and scale are quite different. SCE continues to implement three major California ISO-approved investments. These projects are needed for transmission reliability and support the State’s renewable portfolio mandate.
On April 11, SCE received a proposed decision to approve the $1.1 billion West of Devers project recommended by SCE and the California ISO. You may recall that we informed you last November of delays in the regulatory approvals of this project due to consideration of an alternative, staged-project. The Proposed Decision largely adopts the project as we originally proposed. It could be approved as early as May 12. Assuming the PD is adopted by the Commission, and once the required federal approvals are received, the project will be ready to begin construction. The West of Devers project will help meet California’s 50% renewables portfolio standard.
The California ISO is in the early stages of planning for the transmission infrastructure to meet the expanded renewables requirement. This will be integrated with efforts underway to extend the span of the ISO to include adjacent electric power companies in other states. There is likely to be a continuing debate about whether the future resource mix should favor more utility-scale renewables with expanded transmission capacity or distributed resources enabled by an

Exhibit 99.2

advanced distribution system. I expect it will be a mix of the two models. SCE is positioned to participate in both models. We expect either approach will expand the investment opportunity at SCE beyond the current $4 billion annual level.
While it is difficult to predict the exact trajectory of investment levels required to support California’s policy objectives, our general belief is that investment levels could potentially grow beyond current capex levels. A critical objective that we and the CPUC share is to avoid causing customer rates becoming unaffordable due to this expanded infrastructure investment. Our objective has been to keep customer rate increases at or below the rate of inflation in our service territory. To date, our record of accomplishing this goal is quite good. The compound annual growth rate of SCE’s System Average Rate has consistently stayed below that of the Consumer Price Index for our service territory. This is true whether you look at the last 5 years, 10 years, 15 years, or even the last 20 years. It is especially notable that this has occurred when kilowatt hour usage since 2007 has been flat to declining. Indeed, our System Average Rate in 2016 has dropped 8 percent from 2015 levels. Importantly, customers react mostly to their monthly bill—not kilowatt hour rates—and our average monthly residential electric bill last year was $94, meaningfully below the national average of $127 a month.
We have accomplished this through a sharp focus on reducing overhead costs, creating efficiencies and due to the benefits of the SONGS Settlement, as well as declines in fuel costs. A concluding thought on keeping rates affordable longer-term: I believe the growing percentage of renewables in our generation mix is creating an excellent hedge against potential future spikes in natural gas prices. Although I don’t expect much upward pressure on natural gas prices in the near to intermediate term, it is difficult to imagine much room for prices to go lower. SCE’s generation mix will move up from the current level of roughly 25 percent renewables to 50% percent. The cost of renewables new-build is increasingly becoming equal to, or better than, natural gas new-build. Also, since renewables have no fuel cost, it makes customer rates increasingly less exposed to future natural gas price spikes. All of this helps to keep our rate increases modest and electricity affordable, while we increase our investment in building an advanced electric delivery system.
As I’ve discussed, SCE has several potential areas of incremental investment, which gives us flexibility to ramp up one program if another starts to lag. This, along with steadily

Exhibit 99.2

expanding rate base, earnings and cash flow, allows us to maintain a reasonable and growing total investment program, without pressuring us to issue equity or have customer rates rise beyond inflation rates. A balanced program like this should also allow us to continue to provide higher than industry average growth in earnings and dividends.
I’d like to conclude with a brief discussion of power grid reliability this summer in the wake of the Aliso Canyon shutdown. SCE is working closely with California regulators and Sempra’s Southern California Gas Company on impacts from potential delays in returning the Aliso Canyon gas storage facility to use. Aliso Canyon provides pipeline pressure balancing to the Los Angeles basin year round. It also provides additional supplies in the winter when heating needs increase demand beyond the capability of interstate pipeline deliveries. SCE is one of SoCal Gas’ largest customers and very focused on this issue. Because of the shutdown, the risk to electric reliability has increased, which presents its own public safety implications. As we see it, the best scenario for electric reliability is to expeditiously complete inspections of a few of the more important wells to determine if they could be safely returned to service in time for summer peak power use.
SCE is also working on contingency plans to reduce demand and maximize generation flexibility. At the CPUC’s direction, SCE has requested a memorandum account to track any unusual costs related to Aliso Canyon. These include costs related to demand response, energy efficiency, power contracts, etc. These costs are not expected to be sizeable. Any extra customer costs related to inefficient power plant dispatch will be captured as part of the ERRA balancing account mechanism. Although this situation shouldn’t create financial risks for SCE, it is a potential reliability issue for our customers.
Jim Scilacci, Executive Vice President and Chief Financial Officer, Edison International
Please turn to page 2 of the presentation.
As Ted indicated, today we are reaffirming our core earnings guidance. I want to emphasize the quarterly earnings profile will be difficult to model given two primary factors; SCE’s delay in receiving its 2015 GRC decision and because revenues are generally weighted towards the third quarter of the year.

Exhibit 99.2

As discussed when we introduced our 2016 earnings guidance, the simplified rate base approach is the best way to think about SCE’s earnings power on an annual basis. SCE’s rate base is growing and this implies increasing earnings. However, anticipated revenue increases from both CPUC and FERC were masked by the timing of revenues recognized in 2015. You will recall that until SCE received its 2015 GRC proposed decision, revenues were largely based on 2014 authorized levels. SCE recorded a significant year-to-date revenue adjustment in the third quarter of 2015 and a large regulatory asset write-off in the fourth quarter in connection with the final decision. With that in mind let’s look at SCE’s earnings drivers.
To simplify the earnings explanation, we removed the impact of San Onofre and tax repair and pole loading deductions. On a GAAP basis as shown in the 10-Q, revenues are down $41 million, which is the equivalent of 8 cents per share. As explained in footnote 4, the 2016 revenue reduction relates to incremental tax repair and cost of removal deductions for the pole loading program in excess of levels authorized in the 2015 GRC. As we have previously explained, the GRC decision established balancing accounts to track forecast differences compared to actuals. Importantly, with these balancing accounts, there is no impact on earnings. Lastly, this is also the main driver for the low effective income tax rate for the quarter.
After the adjustments, revenues are a net 4 cents per share positive contribution on a quarter-over-quarter basis. Breaking revenues down, there is an 8 cent per share GRC attrition mechanism revenue increase. This mechanism provides for increases in revenues after the 2015 test year. Largely offsetting this is a 6 cent per share timing issue on the GRC decision. As I mentioned earlier, reductions in authorized revenues from the GRC decision are not reflected in the first or second quarter 2015 results and were adjusted in the third quarter with the proposed decision and then again in the fourth quarter with the final GRC decision. To finish up on revenues, FERC revenues are 2 cents per share higher, largely for higher depreciation expense. This nets to a positive 4 cents per share earnings contribution from revenues.
Moving to O&M, costs are 4 cents per share higher than last year. A significant factor in this was planned El Niño preparation costs, where SCE staged equipment such as portable generators in areas that could be sensitive to storm-related outages, as well as costs associated with responses to storms. While the southern California El Niño phenomenon did not materialize at the level that had been predicted by many, we did see more significant storm

Exhibit 99.2

activity than we experienced in 2015. Other important items include planned higher costs for distribution system inspections as well as higher severance costs resulting from our ongoing efforts to drive increased productivity and efficiency.
Higher depreciation of 2 cents per share reflects the normal trend supporting SCE’s wires-focused capital spending program.
Income taxes, excluding the tax balancing account-related items I’ve already discussed, are 2 cents per share higher than a year ago. The effective tax rate in the quarter is 14% compared to 24% last year. As I said previously, the lower rate largely reflects the incremental tax benefits above authorized levels. Excluding the 13 cent per share incremental tax benefits, the effective tax rate would have been 34%.
Turning to Edison International earnings drivers, overall costs are higher by 3 cents per share. Holding company costs are comparable to last year. We had no affordable housing earnings this year, since the portfolio was sold last December, while in Q1 of 2015, we recorded a penny per share of earnings. Edison Energy’s net loss is 2 cents per share higher than last year. This reflects expected development and operating costs of Edison Energy businesses and timing of revenues from the newly acquired businesses. Revenues are $6 million in the first quarter of 2016. Our reported sales for last year were $3 million and only included SoCore Energy and not the recently acquired companies. I’d also like to remind investors that our financing strategy for SoCore Energy’s commercial solar program primarily uses third-party tax equity and project financing. As a result, a portion of the project economics go to tax equity investors. Holding company results on a core earnings basis exclude earnings related to the hypothetical liquidation at book value accounting method for SoCore Energy’s tax equity financings. This is a penny per share this year vs. 2 cents per share last year.
So overall, Edison International core earnings are down 8 cents per share.
Please turn to page 3.
SCE’s capital spending forecast is unchanged from our last call. First quarter actual SCE spending of $1 billion is consistent with 2016 authorized levels. Keep in mind that this forecast

Exhibit 99.2

does not include any DRP-related spending. SCE will continue to evaluate whether to pursue any early-stage work this year. Page 4 shows SCE’s rate base forecast which is also unchanged.
Please turn to page 5.
The West of Devers project Ted mentioned is one of two large transmission projects where most of the investment will be beyond the current rate base guidance period. Some of you may have followed this proceeding and there’s one unique aspect about the project. Some of the West of Devers route transits the Morongo Indian Reservation in the Coachella Valley. As discussed in our 10-K, a Morongo Transmission entity has an option to invest $400 million or up to half the $1.1 billion project at commercial operation, which SCE expects to be in 2021. For internal planning purposes, SCE assumes that the option will be exercised. The 2018 GRC filing will include capital expenditures through 2020. With the option exercise date falling just outside of the period of time we will be providing more visibility, we thought it was important to bring this option to the attention of investors and analysts.
Please turn to page 6.
We have reaffirmed our core earnings guidance for the full year at $3.81 to $4.01 per share and updated our GAAP guidance for the first-quarter non-core items. Our key assumptions are also unchanged.
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